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EXHIBIT 99.2     PRESS RELEASE



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                                                                        CONTACT:
                                Judith E. Falango, Vice President (860) 612-2711
                      Cynthia B. Armstrong, Senior Vice President (860) 827-2523
                                               www.americanfinancialholdings.com
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            AMERICAN FINANCIAL HOLDINGS, INC. ANNOUNCES COMPLETION OF
                   ACQUISITION OF AMERICAN BANK OF CONNECTICUT
                           AND DATE OF ANNUAL MEETING


NEW BRITAIN, CT (JANUARY 18, 2002) - American Financial Holdings,  Inc. (Nasdaq:
AMFH) announced today that it has completed its acquisition of American Bank of Connecticut (AMEX: BKC) effective on January 18, 2002 by merging American Bank into its banking subsidiary, American Savings Bank. American Savings will now operate through 34 branches in 21 communities throughout central Connecticut and have approximately $2.8 billion in assets.

Shareholders of American Bank common stock were offered the option of electing to receive either $30.00 in cash, 1.304 shares of American Financial common stock or a combination thereof for each share of American Bank common stock they held, subject to certain allocation and proration procedures described in the merger agreement. Due to the elections received, shareholders who elected to receive cash consideration will receive 100 percent of their election. However, because the option to receive American Financial common stock was oversubscribed, those shareholders electing to receive stock will instead receive approximately 61 percent of their consideration in American Financial common stock and approximately 39 percent in cash.

American  Financial  paid  approximately   $73.8  million  in  cash  and  issued
approximately 3.2 million shares in connection with the transaction.

ANNOUNCEMENT OF ANNUAL MEETING
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American  Financial also announced today that its Annual Meeting of Shareholders will be held on Monday, April 29, 2002 at 10:00 a.m. EST at the Hartford Marriott Rocky Hill, 100 Capital Boulevard, Rocky Hill, Connecticut. The record date for shareholders entitled to vote at the annual meeting is March 8, 2002. The Company intends to distribute its proxy solicitation materials on or about March 27, 2002.

American Financial Holdings, Inc. is the holding company for American Savings Bank, which was established in 1862. Additional information can be found on the Company's website: www.americanfinancialholdings.com.
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